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              FILED PURSUANT TO RULE 424(B)(3) REGISTRATION STATEMENT 333-121263

                   FINAL TERMS NO. 1684 DATED 16 FEBRUARY 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 48,007,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013, CURRENTLY TOTALING A$ 2,097,418,000.00 (A$ 1,531,218,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.  (i)  Issuer:                      Queensland Treasury Corporation

    (ii) Guarantor:                   The Treasurer on behalf of the Government
                                      of Queensland

2.       Benchmark line:              2013
                                      (to be consolidated and form a single
                                      series with QTC 6% Global A$ Bonds due 14
                                      August, 2013, ISIN US748305BD00)

3.       Specific Currency or         AUD ("A$")
         Currencies:

4. (i)   Issue price:                 99.955%

   (ii)  Dealers' fees and            No fee or commission is payable in respect
         commissions paid by Issuer:  of the issue of the bond(s) described in these final terms

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                                      (which will constitute a "pricing
                                      supplement" for purposes of any offers or sales in the United States or to U.S. persons). Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed Interest Distribution Group Operational Guidelines.

5.       Specified Denominations:     A$1,000

6.  (i)  Issue Date:                  21 FEBRUARY 2007

    (ii) Record Date (date on and     6 February/6 August. Security will be
         from which security is Ex-   ex-interest on and from 7 February/7
         interest):                   August.

    (iii)Interest Payment Dates:      14 February/14 August

7.       Maturity Date:               14 August 2013

8.       Interest Basis:              6 per cent Fixed Rate

9.       Redemption/Payment Basis:    Redemption at par

10.      Change of Interest Basis or  Not Applicable
         Redemption/Payment Basis:

11. (i)  Status of the Bonds:         Senior and rank pari passu with other
                                      senior, unsecured debt obligations of QTC

    (ii) Status of the Guarantee:     Senior and ranks pari passu with all its
                                      other unsecured obligations

12.      Method of distribution:      Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions
         Applicable

    (i)  Rate(s) of Interest:         6 percent per annum payable semi-annually
                                      in arrears

    (ii) Interest Payment Date(s):    14 February and 14 August in each year up
                                      to and including the Maturity Date

    (iii)Fixed Coupon Amount(s):      A$30 per A$1,000 in nominal amount

    (iv) Determination Date(s):       Not Applicable

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    (v)  Other terms relating to the  None
         method of calculating
         interest for Fixed Rate
         Bonds:

                       PROVISIONS RELATING TO REDEMPTION

14.      Final Redemption Amount:     A$1,000 per bond of A$1,000 Specified
                                      Denomination (N.B. If the Final Redemption
                                      Amount is different from 100% of the
                                      nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive
                                      Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)

15.      Early Redemption Amount(s)   Not Applicable
         payable on redemption for
         taxation reasons or on event
         of default and/or the method
         of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.      Form of Bonds:               Permanent Global Note not exchangeable for
                                      Definitive Bonds

17.      Additional Financial         Not Applicable
         Centre(s) or other special
         provisions relating to
         Payment Dates:

18.      Talons for future Coupons or No
         Receipts to be attached to
         Definitive Bonds (and dates
         on which such Talons mature):

19.      Other terms or special       Not Applicable
         conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and     Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:    16 FEBRUARY 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s)       Not Applicable
          (if any):

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21.      If non-syndicated, name and  MACQUARIE BANK LIMITED
         address of relevant          NO. 1 MARTIN PLACE
         Dealer:                      SYDNEY  NSW 2000

22.      Whether TEFRA D or TEFRA C   TEFRA Not Applicable
         rules applicable or TEFRA
         rules not applicable:

23.      Additional selling           Not Applicable
         restrictions:

LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By: __________________________________
             Duly authorized

                           PART B - OTHER INFORMATION

1.       LISTING AND ADMISSION TO
         TRADING

(i)      Listing:                     Bourse de Luxembourg.

(ii)     Admission to trading:        Application has been made for the bonds to
                                      be admitted to trading on the regulated
                                      market of the Bourse de Luxembourg with
                                      effect from the Issue Date.

2.       RATINGS

         Ratings:                     The bonds to be issued have been rated:

                                      S&P:         AAA
                                      Moody's:     Aaa

                                      An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

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                                      Obligations rated Aaa by Moody's are
                                      judged to be of the highest quality with minimal credit risk.

                                      A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)      Reasons for the Offer:       See "Use of Proceeds" section in the
                                      prospectus supplement.

(ii)     Estimated net proceeds:      Not Applicable.

(iii)    Estimated total expenses:    Not Applicable.

5.       YIELD

         Indication of yield:         6.03%

                                      Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic
                                      A$ Bond Facility on the Trade Date.

                                      The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                   US748305BD00

(ii)     Common Code:                 014569359

(iii)    CUSIP Code:                  748305BD0

(iv) Any clearing system(s) other Not Applicable than Depositary Trust
         Company, Euroclear Bank
         S.A./N.V. and Clearstream
         Banking, societe anonyme and
         the relevant identification
         number(s):

(v)      Delivery:                    Delivery free of payment

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(vi)     Names and addresses of       Not Applicable
         additional Paying Agent(s)
         (if any):